As filed, via EDGAR, with the Securities and Exchange Commission on October 13, 1998.

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

      Filed by the registrant  [_]
      Filed by a party other than the registrant [X]

      Check the appropriate box:

     [_]  Preliminary proxy statement

     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

     [_]  Definitive proxy statement

     [_]  Definitive additional materials

     [X]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                      INTERACTIVE FLIGHT TECHNOLOGIES, INC.
                (Name of Registrant as Specified in Its Charter)

       MERCURY SHAREHOLDER ASSOCIATES LLC, BARINGTON CAPITAL GROUP, L.P.,
                    BANNER AEROSPACE, INC., and DONALD MILLER
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):


     [X]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          (4) Proposed maximum aggregate value of transaction: (5) Total fee paid:

     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

          (2)  Form, schedule or registration statement no.:

          (3)  Filing party:

          (4)  Date filed:

FOR IMMEDIATE RELEASE                                     CONTACT:
                                                          John Cornwell
                                                          D.F. King & Co., Inc.
                                                          (212) 269-5550

                       MERCURY SHAREHOLDER ASSOCIATES LLC
                         TO COMMENCE PROXY SOLICITATION
                                FOR DIRECTORS OF
                      INTERACTIVE FLIGHT TECHNOLOGIES, INC.


         NEW YORK, NEW YORK, October 13, 1998 -- Mercury Shareholder Associates LLC, a company controlled by Barington Capital Group L.P. and certain other persons, announced today that it intends to commence a solicitation of proxies to elect directors of Interactive Flight Technologies, Inc. (NASDAQ/NMS: FLYT) at the Company's upcoming annual meeting, in opposition to the directors nominated by the Company's current Board. The annual meeting is currently scheduled to be held on October 30, 1998. The solicitation will also oppose the proposal of the current Board to amend the Company's charter to provide for a staggered board and propose a reverse split of the Company's Class A Common Stock of one share for every three shares currently outstanding. The Company filed preliminary proxy materials with the Securities and Exchange Commission on October 5, 1998.


         As a stockholder of the Company, Barington has repeatedly expressed its view to management that pursuit of the Company's inflight entertainment business, which has been consistently unprofitable and has depleted the Company's capital, is not viable in the current market climate. By redirecting the Company's activities and effectively using the Company's capital and other resources, however, new management can substantially enhance stockholder value from current levels. Mercury believes that the individuals it intends to nominate as directors -- Michael McManus, Joseph Wright, Richard Daniel, Donald Miller, and Seymour

Holtzman -- have the experience necessary to plan and implement an effective business strategy for the Company and have a proven track record in enhancing stockholder value. Mercury opposes staggering the Company's Board of Directors, since it believes that the Company's stockholders should have an opportunity on an annual basis to replace the Board if it has not served in the Company's best interests. Mercury believes that a three-to-one reverse stock split is necessary to preserve the marketability of the Company's Class A Common Stock.

         Mercury intends to file preliminary proxy materials pursuant to the Securities Exchange Act of 1934 as soon as practicable.


         Barington is a full service investment banking firm focused on providing capital and advisory services to small and emerging growth companies.


                   CERTAIN INFORMATION CONCERNING PARTICIPANTS


         The following is a list of the names and stockholdings, if any, of persons who may be deemed to be "participants" in Mercury's solicitation with respect to the Company's annual meeting: Barington (289,626 shares of Class A Common Stock); Banner Aerospace Inc., an 83% subsidiary of The Fairchild Corporation (4,000 shares of Class A Common Stock, 112,500 Class C Warrants, and 112,500 Class D Warrants); and Messrs. McManus, Wright, Daniel, Miller (20,500 shares of Class A Common Stock), and Holtzman. Barington, in the course of its broker-dealer business, maintains accounts on behalf of its customers, certain of which hold additional shares of Class A Common Stock. Barington does not have or share the right to vote or dispose of such shares. If Mercury's proxy solicitation is successful, it is possible that Barington may in the future provide investment banking services to the Company.

         On March 6, 1998, Barington filed a derivative action in the Supreme Court of the State of New York against the former directors and officers of the Company alleging various breaches of fiduciary duty. Barington filed a similar action on September 9, 1998 in the Superior Court of the State of Arizona. The Arizona action added as a defendant Ocean Castle Partners, LLC, an entity controlled by Irwin Gross, the Company's Chief Executive Officer and Chairman of its Board of Directors. Among other things, the complaint in the Arizona action seeks a declaration that the shares of Class B Common Stock whose vote is controlled by Ocean Partners have been converted into Class A Common Stock. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has six votes per share. On September 25, 1998, the court in the Arizona action issued a preliminary injunction, the effect of which is to provide that the Class B Common Stock whose vote is controlled by Ocean Partners is converted into Class A Common Stock, having one vote per share. Ocean Partners has appealed the issuance of the preliminary injunction and a hearing on the appeal has been scheduled for October 27, 1998. In connection with the appeal, the Company accepted the Court's suggestion to adjourn the annual meeting to October 30, 1998.